Exhibit 3.1

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION OF
DYNATRONICS CORPORATION

Pursuant to and in accordance with the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, as amended (the “Act”), the undersigned, Dynatronics Corporation (the “Corporation”) hereby declares and certifies the following Articles of Amendment to its Articles of Incorporation.

1.         The name of the Corporation is Dynatronics Corporation.

2.         The text of the amendment to the Articles of Incorporation of the Corporation adopted is as follows:

Following the final paragraph of ARTICLE III – CAPITAL STOCK of the Articles of Incorporation, the following text is inserted:

“Upon the filing of these Articles of Amendment to the Articles of Incorporation, each share of Common Stock of the Corporation issued and outstanding immediately prior to these Articles of Amendment to the Articles of Incorporation, without further action, will be automatically split and converted into one-fifth (1/5) of one (1) share of fully paid and nonassessable shares of Common Stock of the Corporation (the “Reverse Stock Split”).  No fractional shares shall be issued upon the Reverse Stock Split; rather, each fractional share resulting from the Reverse Stock Split shall be rounded up to the nearest whole number.  Each outstanding stock certificate of the Corporation, which prior to the filing of these Articles of Amendment represented one or more shares of Common Stock, shall immediately after such filing represent that number of shares of Common Stock equal to the product of (x) the number of shares of Common Stock represented on such certificates divided by (y) five (5) (such adjusted shares, the “Reclassified Shares”), with any resulting fractional shares rounded up to the nearest whole share as set forth above.  Any options, warrants or other purchase rights, which prior to the filing of these Articles of Amendment represented the right to acquire one or more shares of the Corporation’s Common Stock, shall immediately after such filing represent the right to acquire one-fifth (1/5) of one (1) share of the Corporation’s Common Stock for each share of the Corporation’s Common Stock that such option, warrant or other purchase right previously represented the right to acquire.  The exercise price of such options, warrants and purchase rights shall be adjusted by multiplying the existing exercise price by five (5).

The number of authorized shares of Common Stock of the Corporation and the par value of such shares will not be affected by these Articles of Amendment.

The Corporation shall, upon the request of each record holder of a certificate representing shares of Common Stock issued and outstanding immediately prior to the filing of these Articles of Amendment to the Articles of Incorporation, issue and deliver to such holder in exchange for such certificate a new certificate or certificates representing the Reclassified Shares.”

3.            The amendment specified above was adopted as of September 24, 2012, by the Board of Directors of the Corporation at a meeting duly convened, or by a unanimous consent resolution for such purpose, and in accordance with the requirements of the Act and the Bylaws of the Corporation.  The Board of Directors unanimously recommended approval of the amendment by the shareholders of the Corporation.

4.            The foregoing amendment to the Articles of Incorporation of the Corporation was authorized and approved pursuant to section 16-10a-1003 of the Act by a vote of the majority of the Corporation’s shareholders entitled to vote at an Annual Meeting of the shareholders of the Corporation as follows:

(a)            The number of issued and outstanding shares of Common Stock, voting as a class and entitled to vote on the foregoing amendment to the Articles of Incorporation was 12,688,650 of which 10,537,642 (or approximately 83% of the issued and outstanding) shares were represented in person or by proxy at the Annual Meeting, constituting a quorum of such issued and outstanding shares.

(b)            The shares of Common Stock present at the Annual Meeting in person or by proxy with respect to the amendment were voted as follows:

1

DESIGNATION OF STOCK	NO. OF OUTSTANDING SHARES	NO. OF VOTES CAST	VOTES CAST FOR AMENDMENT	VOTES CAST AGAINST AMENDMENT OR ABSTAINING
Common Stock	12,688,650	10,537,642	9,792,440	745,202

(c)            No other class of stock was entitled to vote on the foregoing amendment.

(d)           The number of shares of Common Stock voted in favor of the amendment was equal to 92.9% of the shares present at the Annual Meeting and entitled to vote thereon, and represent approximately 77% of the total number of shares of Common Stock issued and outstanding on the record date established for the Annual Meeting.  Such votes cast were sufficient for approval of the amendment and the filing of these Articles of Amendment.

IN WITNESS WHEREOF, these Articles of Amendment to the Articles of Incorporation of the Corporation are executed as of December 17, 2012.

Dynatronics Corporation,
a Utah corporation

By: /s/ Kelvyn H. Cullimore, Jr.
Name: Kelvyn H. Cullimore, Jr.
Title: Chief Executive Officer